Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Document Number
20100391255-78
Filing Date and Time
Ross Miller	06/01/2010 1:36 PM
Secretary of State	Entity Number
State of Nevada	C897-2000

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
1. Name of corporation:
Endeavour International Corporation
2. The articles have been amended as follows: (provide article numbers, if available)
The first paragraph of Section 4.01 of Article IV is hereby amended to read in its entirety as follows:
“The total number of shares of authorized capital stock of the corporation that the corporation shall have the authority to issue is Four Hundred & Sixty Million (460,000,000), of which Four Hundred and Fifty Million (450,000,000) shares having a par value of $0.001 per share shall be designated as Common Stock and Ten Million (10,000,000) shares having a par value of $0.001 per share shall be designated as Preferred Stock.”
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 135,779,963 (out of 145,519,920)

4. Effective date of filing: (optional)	N/A
(must not be later than 90 days after the certificate is filed)
5. Signature: (required)

Signature of Officer CORPORATE SECRETARY

*	lf any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
Nevada Secretary of State Amend Profit-After
Revised: 3-6-09
This form must be accompanied by appropriate fees.